Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com
Ball Reports Strong 2017 Operating Results and Cash Flow;
 Reaffirms 2019 Long-Term Goals

Highlights

●
Full-year and fourth quarter U.S. GAAP earnings per diluted share of $1.12 and 52 cents, respectively, vs. full-year and fourth quarter 2016 results of 81 cents and 15 cents, respectively; 2017 figures include the impact of the U.S. Tax Cuts and Jobs Act

●
Full-year and fourth quarter comparable earnings per diluted share of $2.04 and 60 cents, respectively, vs. 2016 comparable results of $1.74 and 44 cents; an increase of 17 percent and 36 percent, respectively

●	Higher year-over-year fourth quarter financial performance in every operating segment

●	Aerospace contracted backlog of $1.75 billion at year-end; a 25 percent year-over-year increase

●	Generated 2017 comparable EBITDA of $1.75 billion and free cash flow of $922 million, after $556 million of capital expenditures

●	Company reaffirms 2019 goals of $2 billion of comparable EBITDA and free cash flow in excess of $1 billion

BROOMFIELD, Colo., Feb. 7, 2018 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, full-year 2017 net earnings attributable to the corporation of $399 million (including the net effect of after-tax charges of $329 million, or 92 cents per diluted share for the U.S. Tax Cuts and Jobs Act, business consolidation and other non-comparable costs) or $1.12 per diluted share, on sales of $11.0 billion, compared to $263 million attributable to the corporation, or 81 cents per diluted share (including the net effect of after-tax charges of $300 million, or 93 cents per diluted share for business consolidation, debt refinancing and other non-comparable costs), on sales of $9.1 billion in 2016. Ball's 2017 comparable net earnings were $728 million, or $2.04 per diluted share, compared to $563 million, or $1.74 per diluted share in 2016.
Fourth quarter 2017 net earnings attributable to Ball Corporation, on a U.S. GAAP basis, were $184 million, or 52 cents per diluted share, on sales of $2.75 billion, compared to $52 million, or 15 cents per diluted share, on sales of $2.5 billion, in the fourth quarter of 2016. Ball's fourth quarter 2017 comparable net earnings were $213 million, or 60 cents per diluted share, compared to $155 million, or 44 cents per diluted share in the fourth quarter of 2016.
Earnings per share figures include the impact of the company's two-for-one stock split effective May 16, 2017. The historical 2016 comparable operating results prior to June 30, 2016, exclude the effects of the Rexam transaction. Details of comparable segment earnings, business consolidation activities and other non-comparable costs, impact of the U.S. Tax Cuts and Jobs Act, and catch-up depreciation entries for the last six months of 2016 and recorded in 2017 related to the finalization of the fair values for the June 30, 2016, Rexam acquisition can be

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.
"Ball Corporation finished the year strong, with continued improved performance across each of our segments. In our global beverage can business, overall volumes were up approximately 2.5 percent in the quarter, driven by continued strong performance in our South American beverage can business, a rebound in our North American beverage operations following the hurricane disruptions experienced in the third quarter, and our European beverage can business continued to execute its margin-enhancing strategy. In addition, our food and aerosol segment was up year-over-year in the quarter driven by the mid-single digit increase in global aluminum aerosol volumes and better than expected tinplate packaging volumes, while our aerospace team achieved record contracted backlog levels at year-end," said John A. Hayes, chairman, president and chief executive officer.
"We are poised to execute on numerous growth capital and network optimization projects to enhance our customers' access to our innovative specialty container portfolio while also expanding the company's U.S. aerospace infrastructure. With our businesses operating from a position of strength, we continue to drive toward our financial goals of $2 billion of comparable EBITDA and in excess of $1 billion of free cash flow in 2019."

Beverage Packaging, North and Central America
Beverage packaging, North and Central America, comparable segment operating earnings for the full-year 2017 were $533 million on sales of $4.2 billion, compared to $469 million on sales of $3.6 billion in 2016. Segment operating earnings in the fourth quarter were $133 million on sales of $998 million, compared to $114 million on sales of $959 million in the fourth quarter 2016.
Year-over-year results reflect low-single digit segment volume growth following continued growth in Mexican beer imports, increasing demand for differentiated specialty can sizes for carbonated soft drinks and development in other non-alcoholic beverage categories offset by declines in domestic mass beer consumption in 2017.
During the quarter, cost savings from the previously disclosed Reidsville, North Carolina, plant rationalization and an improved operating environment in the southern U.S., as well as continued growth in Mexican volumes were offset by a decline in domestic beer consumption. Overall beverage can segment volumes for the quarter were flat. The construction of a state-of-the-art specialty beverage can manufacturing facility in Goodyear, Arizona, is on schedule and on budget with production beginning early in the second half of 2018.

Beverage Packaging, South America
Beverage packaging, South America, comparable segment operating earnings for the full-year 2017 were $333 million on sales of $1.7 billion, compared to $185 million on sales of $1 billion during 2016. Segment operating earnings in the fourth quarter of 2017 were $128 million on sales of $547 million compared to $85 million on sales of $437 million in the fourth quarter of 2016.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Year-over-year and fourth quarter segment volumes were up high single-digits and mid-teens, respectively. Overall beer consumption trends improved in the fourth quarter of 2017 and the packaging mix shift from two-way glass to beverage cans continued throughout 2017 across South America. The company recently announced plans to construct a beverage can plant in Paraguay to support contracted volumes for the growing demand for infinitely recyclable, environmentally friendly aluminum beverage packaging across Paraguay, Argentina and Bolivia. Ball also benefitted from third-party end sales as part of the Rexam acquisition and concurrent divestment of certain Brazilian assets. The ends manufacturing production will transition to the divested business in the first half of 2018.

Beverage Packaging, Europe
    Beverage packaging, Europe, comparable segment operating earnings for full-year 2017 were $233 million on sales of $2.4 billion, compared to $217 million on sales of $1.9 billion in 2016. Comparable segment operating earnings in the fourth quarter of 2017 were $49 million on sales of $536 million, compared to $32 million on sales of $456 million in 2016. Comparable full-year and fourth quarter 2017 segment operating earnings included the net effect of the June 30, 2016, Rexam transaction and approximately $32 million and $8 million of incremental year-over-year depreciation expense, respectively, related to the final acquisition accounting completed on June 30, 2017.
Comparable segment earnings for the fourth quarter of 2017 reflect ongoing operational efficiencies related to optimizing our plant network. Segment demand was up low-single digits in the quarter led by favorable demand trends, particularly in Russia and the Iberian Peninsula. Construction continues on the company's new Madrid, Spain, aluminum beverage can facility, which is scheduled to start production in mid-2018.

Food and Aerosol Packaging
Food and aerosol packaging comparable segment operating earnings for the full-year 2017 were $102 million on sales of $1.1 billion, compared to $109 million on sales of $1.2 billion during 2016. Segment operating earnings in the fourth quarter of 2017 were $26 million on sales of $271 million compared to $24 million on sales of $259 million in 2016.
During the fourth quarter, the segment benefitted from mid-single digit volume growth in our global aluminum aerosol business, improved manufacturing performance across our U.S. tinplate packaging business and stronger than anticipated U.S. food can volume demand due to customers carrying more inventory into 2018. Full-year and fourth quarter 2017 results also include the absence of sales and earnings from the Baltimore, Maryland, and Hubbard, Ohio, facilities, which were sold in late 2016 and early 2017, respectively.

Aerospace
Aerospace comparable segment operating earnings for full-year 2017 were $98 million on sales of $991 million, compared to $88 million on sales of $818 million during 2016. Comparable segment operating earnings

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

in the fourth quarter of 2017 were $28 million on sales of $257 million compared to $26 million on sales of $241 million in the fourth quarter of 2016. The ramp up of new contracts and the mix of more cost-plus versus fixed-price contracts influenced year-over-year margins.
The aerospace segment finished 2017 with record contracted backlog of $1.75 billion and hired in excess of 400 employees in the U.S. during the year. Colorado facility expansions in Westminster and Boulder, Colorado, are on track for completion in the fourth quarter of 2018 and the business anticipates hiring at least 450 additional U.S. employees by the end of 2018. Outstanding requests for bids and proposals remain high and contracts already won, but not yet booked into current backlog, remain at record levels. Momentum in our aerospace segment supports recent capital deployment and further segment earnings improvement in 2018 and beyond.
Outlook
"Our 2017 free cash flow exceeded $920 million supported by approximately $325 million in year-over-year working capital reductions. The company's EVA discipline and relentless attention on our balance sheet will result in multi-year returns of value to shareholders in 2018 and beyond. Year-end net debt of $6.5 billion was nearly $400 million lower versus last year despite $275 million of higher year-over-year foreign exchange rates on our foreign currency-denominated debt, pension funding of approximately $200 million, and $205 million of combined share repurchases and dividends. In 2018, our free cash flow is estimated to be in the range of $900 million after capital spending of at least $600 million, and our initial estimates are to return approximately $500 million to shareholders in the form of share buybacks and dividends," said Scott C. Morrison, senior vice president and chief financial officer.
"Our company finished the year very strong and we were in line with or above the financial goals we set out for the newly combined business in mid-2016. Aluminum packaging continues to be consumers' package of choice. We are encouraged by the U.S. Tax Cuts and Jobs Act's potential to stimulate the U.S. middle class, which should benefit our end markets, and we estimate the Act will lower our global effective tax rate on comparable earnings from approximately 25 percent in 2017 to approximately 23 percent in 2018. As we look forward, our synergy capture plans remain on track and we expect to make continued progress in 2018 as we drive toward our 2019 goals of $2 billion of comparable EBITDA and in excess of $1 billion of free cash flow," Hayes said.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,300 people worldwide and reported 2017 net sales of $11 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Conference Call Details
Ball Corporation (NYSE: BLL) will hold its fourth quarter 2017 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800‑741‑4871. International callers should dial 303‑223‑0113. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/m6/p/24gein33

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on Feb. 7, 2018, until 11 a.m. Mountain time on Feb. 14, 2018. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21877814. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates, including due to the effects of the 2017 U.S. Tax Cuts and Jobs Act; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 5

Condensed Financial Statements (Fourth Quarter 2017)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2017	2016	2017	2016

Net sales	$2,747	$2,523	$10,983	$9,061

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,134)	(2,008)	(8,717)	(7,296)
Depreciation and amortization	(190)	(154)	(729)	(453)
Selling, general and administrative	(116)	(163)	(514)	(512)
Business consolidation and other activities	32	(35)	(221)	(337)
	(2,408)	(2,360)	(10,181)	(8,598)

Earnings before interest and taxes	339	163	802	463

Interest expense	(69)	(70)	(285)	(229)
Debt refinancing and other costs	(2)	(1)	(3)	(109)
Total interest expense	(71)	(71)	(288)	(338)
Earnings before taxes	268	92	514	125
Tax (provision) benefit	(92)	(49)	(140)	126
Equity in results of affiliates, net of tax	8	9	31	15

Net earnings	184	52	405	266

Net earnings attributable to noncontrolling interests	–	–	(6)	(3)

Net earnings attributable to Ball Corporation	$184	$52	$399	$263

Earnings per share (a):
Basic	$0.53	$0.15	$1.14	$0.83
Diluted	$0.52	$0.15	$1.12	$0.81

Weighted average shares outstanding (000s) (a):
Basic	349,639	349,424	350,269	316,542
Diluted	356,384	355,540	356,985	322,884

(a)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

Condensed Financial Statements (Fourth Quarter 2017)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2017	2016

Cash Flows from Operating Activities:
Net earnings	$405	$266
Depreciation and amortization	729	453
Business consolidation and other activities	221	337
Deferred tax provision (benefit)	70	(293)
Other, net	(268)	(60)
Changes in working capital (a)	321	(509)
Cash provided by (used in) operating activities	1,478	194
Cash Flows from Investing Activities:
Capital expenditures	(556)	(606)
Business acquisitions	–	(3,379)
Business dispositions	(2)	2,938
Restricted cash, net	–	1,966
Settlement of Rexam acquisition related derivatives	–	(252)
Other, net	13	5
Cash provided by (used in) investing activities	(545)	672
Cash Flows from Financing Activities:
Changes in borrowings, net	(861)	(231)
Net issuances (purchases) of common stock	(76)	(59)
Dividends	(129)	(83)
Other, net	(7)	(14)
Cash provided by (used in) financing activities	(1,073)	(387)
Effect of currency exchange rate changes on cash	(9)	(106)
Change in cash	(149)	373
Cash - beginning of period	597	224
Cash - end of period	$448	$597

(a)	Includes payments of costs associated with the acquisition of Rexam and the sale of the Divestment Business.

Condensed Financial Statements (Fourth Quarter 2017)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2017	2016

Assets
Current assets
Cash and cash equivalents	$448	$597
Receivables, net	1,626	1,491
Inventories, net	1,526	1,413
Other current assets	159	152
Total current assets	3,759	3,653
Property, plant and equipment, net	4,610	4,387
Goodwill	4,933	5,095
Intangible assets, net	2,462	1,934
Other assets	1,418	1,104

Total assets	$17,182	$16,173

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$453	$222
Payables and other accrued liabilities	3,641	2,747
Total current liabilities	4,094	2,969
Long-term debt	6,518	7,310
Other long-term liabilities	2,499	2,353
Shareholders' equity	4,071	3,541

Total liabilities and shareholders' equity	$17,182	$16,173

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

1.	Business Segment Information

Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe: Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Food and aerosol packaging: Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food and aerosol containers, extruded aluminum aerosol containers and aluminum slugs.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments in Africa, Middle East and Asia (AMEA) and Asia Pacific that manufacture and sell metal beverage containers, undistributed corporate expenses, intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

1.	Business Segment Information (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2017	2016	2017	2016

Net sales
Beverage packaging, North and Central America	$998	$959	$4,178	$3,612
Beverage packaging, South America	547	437	1,692	1,014
Beverage packaging, Europe	536	456	2,360	1,915
Food and aerosol packaging	271	259	1,138	1,171
Aerospace	257	241	991	818
Reportable segment sales	2,609	2,352	10,359	8,530
Other	138	171	624	531
Net sales	$2,747	$2,523	$10,983	$9,061

Comparable operating earnings
Beverage packaging, North and Central America	$133	$114	$533	$469
Beverage packaging, South America	128	85	333	185
Beverage packaging, Europe	49	32	233	217
Food and aerosol packaging	26	24	102	109
Aerospace	28	26	98	88
Reportable segment comparable operating earnings	364	281	1,299	1,068
Other (a)	(14)	(23)	(79)	(92)
Comparable operating earnings	350	258	1,220	976
Reconciling items
Business consolidation and other activities	32	(35)	(221)	(337)
Amortization of acquired Rexam intangibles	(42)	(32)	(162)	(65)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	(1)	–	(35)	–
Cost of sales associated with Rexam inventory step-up	–	(1)	–	(84)
Egyptian pound devaluation	–	(27)	–	(27)
Earnings before interest and taxes	339	163	802	463
Interest expense	(69)	(70)	(285)	(229)
Debt refinancing and other costs	(2)	(1)	(3)	(109)
Total interest expense	(71)	(71)	(288)	(338)
Earnings before taxes	268	92	514	125
Tax (provision) benefit	(92)	(49)	(140)	126
Equity in results of affiliates	8	9	31	15
Net earnings	184	52	405	266
Net earnings attributable to noncontrolling interests	–	–	(6)	(3)
Net earnings attributable to Ball Corporation	$184	$52	$399	$263

(a)
Includes undistributed corporate expenses, net, of $22 million and $32 million for the fourth quarter of 2017 and 2016, respectively, and $128 million and $110 million for the year ended 2017 and 2016, respectively.

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

2.	Non-Comparable Items

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2017	2016	2017	2016

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Birmingham, Chatsworth and Longview facility closure costs (1)	$–	$–	$(33)	$–
Reidsville facility closure costs (2)	(2)	(9)	(9)	(9)
Rexam transaction related costs (3)	–	(1)	(1)	(4)
Individually insignificant items	–	2	(4)	(7)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	–	–	–	(10)
Amortization of acquired Rexam intangibles (5)	(9)	(5)	(32)	(11)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (6)	–	–	(6)	–
Total beverage packaging, North and Central America	(11)	(13)	(85)	(41)

Beverage packaging, South America
Business consolidation and other activities
Rexam transaction related costs (3)	(1)	–	(3)	(14)
Individually insignificant items	–	–	(2)	(1)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	–	–	–	(20)
Amortization of acquired Rexam intangibles (5)	(14)	(8)	(56)	(17)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (6)	–	–	(14)	–
Total beverage packaging, South America	(15)	(8)	(75)	(52)

Beverage packaging, Europe
Business consolidation and other activities
Recklinghausen closure costs (7)	(19)	–	(81)	–
Rexam transaction related costs (3)	(2)	(4)	(4)	(22)
Individually insignificant items	1	(1)	(4)	(2)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	–	(1)	–	(47)
Amortization of acquired Rexam intangibles (5)	(17)	(16)	(67)	(31)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (6)	(1)	–	(19)	–
Total beverage packaging, Europe	(38)	(22)	(175)	(102)

Food and aerosol packaging
Gain on sale of Hubbard facility (8)	–	–	15	–
Gain on sale of Baltimore facility (9)	–	9	–	9
Manufacturing asset rationalization (10)	–	(10)		(10)
Weirton facility closure costs (11)	(1)	(4)	(7)	(18)
Individually insignificant items	–	–	(2)	(7)
Total food and aerosol packaging	(1)	(5)	6	(26)

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Other
Business consolidation and other activities
Pension settlement (12)	(3)	–	(44)	–
Divestment Business indemnities (13)	–	–	(34)	–
Rexam acquisition related compensation arrangements (14)	(3)	(2)	(25)	(108)
Gain on sale of the Divestment Business (15)	69	–	55	344
Rexam transaction related costs (3)	–	(12)	(12)	(301)
Currency exchange gain (loss) for restricted cash, intercompany loans and 2020, 2023 euro senior notes (16)	–	1	–	(173)
Individually insignificant items	(7)	(4)	(26)	(14)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	–	–	–	(7)
Amortization of acquired Rexam intangibles (5)	(2)	(3)	(7)	(6)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (6)	–	–	4	–
Egyptian pound devaluation (17)	–	(27)	–	(27)
Total other	54	(47)	(89)	(292)

Total business consolidation and other activities	32	(35)	(221)	(337)
Total other non-comparable items	(43)	(60)	(197)	(176)
Total non-comparable items	(11)	(95)	(418)	(513)

Impact of U.S. tax reform (18)	(71)	–	(71)	–
Tax effect on business consolidation and other activities	42	(24)	109	242
Tax effect on other non-comparable items	13	17	54	47
Total non-comparable tax items	(16)	(7)	92	289
Total non-comparable items, net of tax	$(27)	$(102)	$(326)	$(224)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2017	2016	2017	2016

Debt Refinancing and Other Costs
Interest expense on 3.5% and 4.375% senior notes (19)	$–	$–	$–	$(49)
Refinancing of bridge and revolving credit facilities (20)	–	–	–	(30)
Economic hedge - interest rate risk (3)	–	–	–	(20)
Amortization of unsecured, committed bridge facility financing fees (21)	–	–	–	(7)
Individually insignificant items	(2)	(1)	(3)	(3)
Total debt refinancing and other costs	(2)	(1)	(3)	(109)
Tax effect on debt refinancing and other costs	–	–	–	33
Total debt refinancing and other costs, net of tax	$(2)	$(1)	$(3)	$(76)

(1)
In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant is expected to cease production by the end of the second quarter of 2018, and the Longview and Chatsworth plants are expected to cease production by the end of the third quarter of 2018. Charges for the year ended 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(2)
In December 2016, the company announced the closure of its beverage packaging manufacturing facility in Reidsville, North Carolina, which ceased production during the second quarter of 2017. Charges in 2017 and 2016 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

2.	Non-Comparable Items (continued)

(3)	During the years ended 2017 and 2016, the company recorded charges for professional services and other costs associated with the June 30, 2016, acquisition of Rexam.

Also during the year ended 2016, the company recorded losses related to derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the Rexam acquisition purchase price and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances in connection with the cash portion of the Rexam acquisition purchase price.

(4)	During 2016, the company recorded cost of sales associated with the step-up in value of inventory from the Rexam acquisition.

(5)	During 2017 and 2016, the company recorded amortization expense for customer relationships and other intangible assets identified as part of the Rexam acquisition.

(6)
In the second quarter of 2017, the company finalized the allocation of the purchase price for the Rexam acquisition and updated the fair values and useful lives for the acquired Rexam intangible and fixed assets. Catch-up depreciation and amortization expense were recorded in 2017, related to the last six months of 2016.

(7)
In March 2017, the company announced its intent to close its beverage packaging manufacturing facility in Recklinghausen, Germany, which ceased production in July 2017. Charges recorded in 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(8)	During the first quarter of 2017, the company sold its food and aerosol packaging paint and general line can plant in Hubbard, Ohio, and recognized a gain on the sale.

(9)	In October 2016, the company sold its specialty tin manufacturing facility in Baltimore, Maryland, which resulted in a gain on sale.

(10)
During the fourth quarter of 2016, the company rationalized certain manufacturing equipment to align production capacity with its customer requirements. The charge consisted of accelerated depreciation of the rationalized equipment and write-offs of costs associated with relocated assets.

(11)
During the second quarter of 2016, the company announced the closure of its food and aerosol packaging flat sheet production and end manufacturing facility in Weirton, West Virginia, which ceased production during the first quarter of 2017. Charges in 2017 and 2016 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and disposal costs.

(12)
During the third quarter of 2017, the company completed the purchase of non-participating group annuity contracts to settle a portion of the projected pension benefit obligations in certain Ball U.S. defined benefit pension plans. This triggered settlement accounting. The company recognized a settlement loss which primarily represented a pro rata portion of the aggregate unamortized actuarial loss in these pension plans.

(13)
During the year ended 2017, the company recorded adjustments to the estimated amount of claims covered by the indemnifications for certain tax matters provided to the buyer in the sale of the Divestment Business.

(14)	During 2017 and 2016, the company incurred charges for long-term incentive and other compensation arrangements associated with the Rexam acquisition and integration.

(15)
The sale of the Divestment Business was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. During the fourth quarter of 2017, the customary closing adjustments, as well as the arrangements relating to guaranteed minimum volume of sales for the Divestment Business related to 2017, were finalized. As a result, during the fourth quarter, the company recorded additional pre-tax income from the sale of the Divestment Business.

(16)
During 2016, the company recorded foreign currency exchange gains and losses from the revaluation of foreign currency denominated restricted cash, and intercompany loans related to the cash component of the Rexam acquisition purchase price and the revaluation of euro-denominated debt.

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

2.	Non-Comparable Items (continued)

(17)
In early November 2016, Egypt's central bank elected to allow their currency, the Egyptian Pound, to float more freely in the market resulting in a significant devaluation of the Egyptian Pound from 8.9 to approximately 17 per U.S. Dollar, an approximate 90 percent devaluation. The devaluation generated currency exchange losses in the company's income statement for the non-Egyptian Pound denominated net liability position of the company's Egypt operations based on current liability balances and the 17 per U.S. Dollar exchange rate for the Egyptian Pound. Currency exchange movements since the significant devaluation are not included in non-comparable items.

(18)
On December 22, 2017, the Tax Cuts and Jobs Act (the Act) was signed into law. The Act significantly changed U.S. income tax law by, among other things, reducing the U.S. federal income tax rate from 35 percent to 21 percent, transitioning from a global tax system to a modified territorial tax system, eliminating the domestic manufacturing deduction and limiting the tax deductions for interest expense and executive compensation. In the fourth quarter of 2017, the company recorded a tax charge for the estimated impact of the mandatory deemed repatriation of its foreign earnings and revaluation of its U.S. deferred tax assets and liabilities. The company's review of the implications of the Act will be ongoing throughout 2018, and as such, adjustments to the estimated tax charges may be required. In future periods, the company expects the Act to favorably impact net earnings, diluted earnings per share and cash flows, primarily due to the reduction in the federal corporate tax rate effective as of January 1, 2018.

(19)
During 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. In 2016 Ball used the net proceeds to fund a portion of the cash component of the purchase price in connection with the acquisition of Rexam.

(20)
In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan all maturing in 2021. Ball used the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the proposed Rexam acquisition purchase price.

(21)
During 2016, the company recorded charges for the amortization of deferred financing costs associated with the unsecured, committed bridge facility, entered into in connection with the Rexam acquisition.

3.	Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings and Comparable Net Earnings – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs, Comparable Operating Earnings is earnings before interest, taxes and business consolidation and other non-comparable costs and Comparable Net Earnings is earnings before business consolidation and other non-comparable costs after tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance.

Please see the company's website for further details of the company's non-U.S. GAAP financial measures at www.ball.com/investors under the "financials" tab.

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

3.	Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2017	2016	2017	2016

Net earnings attributable to Ball Corporation	$184	$52	$399	$263
Add: Business consolidation and other activities	(32)	35	221	337
Add: Amortization of acquired Rexam intangibles	42	32	162	65
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	1	–	35	–
Add: Cost of sales associated with Rexam inventory step-up	–	1	–	84
Add: Egyptian pound devaluation	–	27	–	27
Add: Debt refinancing and other costs	2	1	3	109
Less: Tax effect on above items	(55)	7	(163)	(322)
Add: Impact of U.S. tax reform	71	–	71	–
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$213	$155	$728	$563
Per diluted share before above transactions (b)	$0.60	$0.44	$2.04	$1.74

(a)
Catch-up depreciation and amortization of $1 million and $35 million related to the last six months of 2016, was recorded during the fourth quarter and year ended 2017, as a result of the finalization of fixed asset and intangible asset valuations and useful lives for the Rexam acquisition.

(b)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2017	2016	2017	2016

Net earnings attributable to Ball Corporation	$184	$52	$399	$263
Add: Net earnings attributable to noncontrolling interests	–	–	6	3
Net earnings	184	52	405	266
Less: Equity in results of affiliates, net of tax	(8)	(9)	(31)	(15)
Add: Tax provision (benefit)	92	49	140	(126)
Earnings before taxes	268	92	514	125
Add: Total interest expense	71	71	288	338
Earnings before interest and taxes	339	163	802	463
Add: Business consolidation and other activities	(32)	35	221	337
Add: Amortization of acquired Rexam intangibles	42	32	162	65
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	1	–	35	–
Add: Cost of sales associated with Rexam inventory step-up	–	1	–	84
Add: Egyptian pound devaluation	–	27	–	27
EBIT before above transactions (Comparable Operating Earnings)	$350	$258	$1,220	$976

(a)
Catch-up depreciation and amortization of $1 million and $35 million related to the last six months of 2016 was recorded during the fourth quarter and year ended 2017 as a result of the finalization of fixed asset and intangible asset valuations and useful lives for the Rexam acquisition.

Notes to the Condensed Financial Statements (Fourth Quarter 2017)

3.	Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

Year Ended
($ in millions, except ratios)	December 31, 2017

Net earnings attributable to Ball Corporation	$399
Add: Net earnings attributable to noncontrolling interests	6
Net earnings	405
Less: Equity in results of affiliates, net of tax	(31)
Add: Tax provision (benefit)	140
Net earnings before taxes	514
Add: Total interest expense	288
Earnings before interest and taxes (EBIT)	802
Add: Business consolidation and other activities	221
Add: Amortization of acquired Rexam intangibles	162
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	35
Comparable Operating Earnings	1,220
Add: Depreciation and amortization	729
Less: Amortization of acquired Rexam intangibles	(162)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	(35)
Comparable EBITDA	$1,752

Total debt at December 31, 2017	$6,971
Less: Cash and cash equivalents	(448)
Net Debt (a)	$6,523

Net Debt/Comparable EBITDA	3.7x

(a)	Net debt is total debt less cash and cash equivalents, which are derived directly from the company's financial statements.

Ball management uses net debt to comparable EBITDA as a metric to monitor the credit quality of Ball Corporation. Business consolidation and other activities are separated to evaluate the performance of the company's operations. The above is presented on a non-U.S. GAAP basis.

Free Cash Flow – Management internally uses a free cash flow measure to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Free cash flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; however, it may be adjusted for items that affect comparability between periods. Based on the company's definition, free cash flow for 2017 was:

Total cash provided by operating activities	$1,478
Less: Capital expenditures	(556)
Free cash flow	$922